Exhibit 5.3

Beijing Dacheng Law Offices, LLP (Shenzhen)

www.dachenglaw.com

3F/4F/12F, Block A, Shenzhen International Innovation Center, No.1006, Shennan Boulevard,

Futian District, Shenzhen, 518026, P.R.China

Telephone: + 86 755 26224888 Fax: + 86 755 26224100

Date: December 6, 2024

To:

The Great Restaurant Development Holdings Limited (the “Company”)

Ground Floor and 1st Floor, No. 73 Chung On Street

Tsuen Wan, New Territories

Hong Kong

Re: Legal Opinion Regarding Certain PRC Law Matters

Dear Sirs or Madams,

We are lawyers qualified in the People’s Republic of China (the “PRC” or “China”), which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to The Great Restaurant Development Holdings Limited, solely in connection with (A) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed initial public offering (the “Offering”) by the Company of a certain number of ordinary shares of the Company (the “Ordinary Shares”), and (B) the proposed issuance and sale of the Ordinary Shares and the proposed listing and trading of the Ordinary Shares on the Nasdaq Capital Market ( the “Nasdaq”).

A. Definition

As used in this opinion, (A) “Company” means The Great Restaurant Development Holdings Limited; (B) “CSRC” means the China Securities Regulatory Commission; (C) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitrate body in the PRC; (D) “PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislation of the PRC effective and available to the public as of the date hereof; (E) “Securities Law” means the Securities Law of the People’s Republic of China, which became effective on March 1, 2020.

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B. Assumptions

In reviewing the documents provided by the Company (the “Documents”) and for the purpose of this opinion, we have assumed: (i) the genuineness of all the signatures, seals and chops; (ii) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals; (iii) the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents; (iv) that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents; (v) that all information (including factual statements) provided to us by the Company, in response to our enquirers for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part; (vi) that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties; (vii) that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties; and (viii) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

C. Opinion

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC laws are concerned:

(1) With Respect to the Trial Administrative Measures of Overseas Securities Issuance and Listing by Domestic Enterprises (the “Trial Overseas Listing Measures”)

On 17 February 2023, the CSRC issued the Trial Overseas Listing Measures, which came into effect on 31 March 2023. Under the Trial Overseas Listing Measures, a domestic enterprise conducting overseas issuance and listing (includes direct and indirect overseas issuance and listing) shall conduct and complete relevant filing procedures with the CSRC. Direct overseas issuance and listing by a domestic enterprise refers to overseas issuance and listing by a joint-stock company registered and formed in China. Indirect overseas issuance and listing by a domestic enterprise refers to overseas offering and listing by an enterprise in the name of an overseas registered company, whereas the enterprise’s main business activities are in China and such offering and listing is based on the equity, assets, earnings or other similar rights and interests of a domestic enterprise. Any overseas issuance and listing conducted by an issuer that concurrently meets the following conditions shall be determined as indirect overseas issuance and listing by a domestic enterprise: (i) 50% or more of its operating revenue, total profit, total assets or net assets as recorded in its audited consolidated financial statements for the most recent financial year is being accounted for by domestic companies; and (ii) the main parts of its business activities are conducted in the Mainland China, its principal places of business are located in the Mainland China, or the senior management in charge of its business operation and management are mostly Chinese citizens or domiciled in the Mainland China.

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Given that (1) the operating subsidiary of the Company is incorporated in Hong Kong and is located in Hong Kong; (2) the Company has no subsidiary, variable interest entity (“VIE”) structure or any direct operations in mainland China; and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we are of the opinion that the Listing of the Company is not subject to the filing requirements under the Trial Overseas Listing Measures.

(2) With Respect to Article 177 of the Securities Law

According to Article 177 of the Securities Law, which became effective on March 1, 2020, (i) overseas securities regulatory authorities shall not carry out investigation and evidence collection etc. directly in the PRC; and (ii) without the consent of the CSRC and other competent department of the State Council, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties arbitrarily.

Given that (1) the operating subsidiary of the Company is incorporated in Hong Kong and is located in Hong Kong; (2) the Company has no subsidiary, VIE structure or any direct operations in mainland China, thus the documents and/or materials submitted to overseas securities regulatory authorities by the Company according to the Nasdaq listing rules do not involve documents and/or materials of domestic enterprise; and (3) pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong), we are of the opinion that the listing of the Company does not involve matters referred to in Article 177 of the Securities Law, thus consent of the CSRC and other competent department of the State Council is not required.

(3) With Respect to the PRC Personal Information Protection Law, the Measures for Cybersecurity Review (2021) and the Data Security Law of the PRC

According to Article 41 of the PRC Personal Information Protection Law, which became effective on November 1, 2021, without the approval of the competent authorities of the PRC, no personal information handler may provide the personal information stored within the territory of the PRC to foreign judicial or law enforcement authorities.

According to Article 2 and Article 7 of the Measures for Cybersecurity Review (2021), which became effective on February 15, 2022, the purchase of network products and services by critical information infrastructure operator and the data processing activities carries out by online platform operators, which affects or may affect national security, shall be subject to cybersecurity review in accordance with the these Measures; operator of network platform holding personal information of more than one million users which seeks to list in a foreign stock exchange should be subject to cybersecurity review.

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According to Article 36 of the Data Security Law of the PRC, which became effective on September 1, 2021, no organization or individual within the territory of the PRC may provide foreign judicial or law enforcement authorities with the data stored within the territory of the PRC without the approval of the competent authorities of the People’s Republic of China.

Given that (i) the operating subsidiary of the Company was incorporated in Hong Kong and operates in Hong Kong without any subsidiary or VIE structure or any operations in mainland China; (ii) pursuant to the Basic Law, national laws of the PRC shall not be applied in Hong Kong, except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong); (iii) as confirmed by the Company, as of date of this opinion, the operating subsidiary of the Company would not be deemed as an critical information infrastructure operator referred in the Measures for Cybersecurity Review (2021) and has in aggregate collected and stored personal information of less than one million users, and the data processed in its business does not have a bearing on national security and thus may not be classified as core or important data by the authorities; (iv) all of the data the operating subsidiary of the Company has collected is stored in servers located in Hong Kong, we are of the opinion that the Company is not required to file for cybersecurity review, nor is it required to obtain approval from relevant authorities of the PRC in relation to its listing according to the abovementioned articles of the PRC Personal Information Protection Law and the Data Security Law of the PRC before its listing.

To sum up, we are of the opinion that the listing of the Company is not subject to the filing requirements under the Trial Overseas Listing Measures, and that no permission or approval from other relevant PRC authorities is required under the Securities Law, PRC Personal Information Protection Law, the Measures for Cybersecurity Review (2021) and the Data Security Law of the PRC for the Company’s listing.

D. Qualifications

This opinion is subject to the following qualifications:

1.	Our opinions are limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

2.	PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

3.	Our opinions are subject to the effects of (i) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (ii) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

4.	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently. This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is given for the benefit of the addressee hereof in connection with this Offering. Without our express prior written consent, neither this opinion nor our opinions herein may be disclosed to or relied upon by any person other than the addressee, except where such disclosure is required to be made by applicable law or is requested by any court, regulatory or governmental authority, in each case on a non-reliance basis and with a prior written notice provided to us.

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/s/ Beijing Dacheng Law Offices, LLP (Shenzhen)
Beijing Dacheng Law Offices, LLP (Shenzhen)

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